Exhibit 11.1

                                   REXEL, INC.
        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                    (000's Omitted, Except Per Share Amounts)


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
                                                    SIX MONTHS ENDED    THREE MONTHS ENDED
                                                         JUNE 30,            JUNE 30,
                                                   ------------------   ------------------
                                                     1996       1995      1996      1995
                                                   --------   --------  --------  --------
Income Applicable To Primary Common And Common
    Equivalent Shares                               $13,177   $ 9,172   $ 7,558   $ 4,942
                                                    =======    ======    ======    ======


Income Applicable To Fully Diluted
   Common And Common Equivalent Shares
      Net Income                                    $13,177   $ 9,172   $ 7,558   $ 4,942
      Interest Reduction, Net of Taxes,
        Upon Conversion Of Convertible
        Subordinated Debentures                           0       980         0       490
                                                    -------   -------   -------   -------
      Net Income                                    $13,177   $10,152   $ 7,558   $ 5,432
                                                    =======    ======    ======    ======

Primary Shares:
   Weighted Average Number Of Common Shares And
     Common Share Equivalents Outstanding During
     The Period:
       Common (Net Of Treasury Shares)               25,652    24,114    25,655    24,114
        Options                                         348       136       268       234
                                                    -------   -------   -------   -------
        Total                                        26,000    24,250    25,923    24,348
                                                    =======    ======    ======    ======
      Fully Diluted Shares:
         Weighted Average Number Of Common Shares
           And Common Share Equivalents
           Outstanding During The Period:
              Common (Net Of Treasury Shares)        25,652    24,114    25,655    24,114
              Options                                   348       136       268       233
              Conversion Of Subordinated
                 Debentures                               0     5,225         0     5,225
                                                    -------   -------   -------   -------
              Total                                  26,000    29,475    25,923    29,572
                                                    =======    ======    ======    ======
      Income Per Common Share
         Primary                                    $   .51   $   .38   $   .29   $   .20
                                                    =======    ======    ======    ======
         Fully Diluted                              $   .51   $   .34   $   .29   $   .18
                                                    =======    ======    ======    ======


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